Exhibit (k)(5)

AGENCY AGREEMENT

THIS AGENCY AGREEMENT (“Agreement”) made the 9th day of July, 2014 (the “Execution Date”), to be effective as of the first day of the calendar month containing the Execution Date (the “Effective Date”), by and between, NORTHSTAR REAL ESTATE INCOME TRUST, INC., a corporation organized under the laws of the State of Maryland, with offices at 399 Park Avenue, 18th Floor, New York, NY 10022, NORTHSTAR REAL ESTATE INCOME II, INC., a corporation organized under the laws of the State of Maryland, with offices at the address previously set forth, NORTHSTAR HEALTHCARE INCOME, INC., a corporation organized under the laws of the State of Maryland, with offices at the address previously set forth, each of which corporations are sponsored by NORTHSTAR REALTY FINANCE CORP. (“NRF”), a Maryland corporation, or NORTHSTAR ASSET MANAGEMENT GROUP INC. (“NSAM,” and together with NRF, “NorthStar”), a Delaware corporation, and any other real estate investment trusts hereinafter set forth on Exhibit A-2, attached hereto, and having signed a signature page to this Agreement in the form of Exhibit A-1, attached hereto, as amended from time to time (each such real estate investment program hereinafter jointly and severally referred to as “Trust” and each Trust intending to qualify as a REIT and sponsored by NorthStar), each having its principal place of business at 399 Park Avenue, 18th Floor, New York, NY 10022, and DST SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at 333 West 11th Street, 5th Floor, Kansas City, Missouri 64105 (“DST”):

WITNESSETH:

WHEREAS, the Trust desires to appoint DST as “transfer agent” (as such term is defined under the Securities Exchange Act of 1934), dividend disbursing agent (collectively referred to herein as “Agent”), and DST desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.           Documents to be Filed with Appointment. In connection with the appointment of DST as Agent for the Trust, there will be filed with DST the following documents:

A.	A certified copy of the resolutions of the Board of Directors/Trustees, as appropriate, of the Trust appointing DST as Agent, approving the form of this Agreement, and designating certain persons to sign or give written or oral instructions and requests on behalf of the Trust;

B.	A certified copy of the Articles of Incorporation/Declaration of Trust, as appropriate, of the Trust and all amendments thereto;

C.	A certified copy of the Bylaws/Articles, as appropriate, of the Trust and all amendments thereto;

D.	Copies of Registration Statements and amendments thereto, filed with the Securities and Exchange Commission;

E.	A certificate of the Trust as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options, if any;

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F.	Specimens of the signatures of the officers of the Trust authorized to sign on behalf of the Trust generally and individuals authorized to sign written instructions and requests;

G.	An opinion of counsel for the Trust with respect to:

i.	The Trust’s organization and existence and status in good standing under the laws of its state of organization;

ii.	The Trust is duly qualified to carry on its business in the State of its organization;

iii.	The status of all shares of stock of the Trust covered by the appointment under the Securities Act of 1933, as amended, and any other applicable federal or state statute;

iv.	That all issued shares are, and all unissued shares will be, when issued, validly issued, fully paid and nonassessable.

H.	Statements as to (i) the existence or termination of any restrictions on the transfer of shares and in the application to or removal of any legend restricting the transfer of such shares, (ii) any authorized but unissued shares reserved for specific purposes, (iii) if any reserved shares are subject to option and, if so, the details of such reservation, and (iv) special instructions regarding dividends and information of any foreign securityholders.

2.           Certain Representations and Warranties of DST. DST represents and warrants to the Trust that:

A.	It is a corporation duly organized and existing and in good standing under the laws of Delaware;

B.	It is duly qualified to carry on its business in the State of Missouri;

C.	It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform the services contemplated in this Agreement;

D.	It is registered and expects at all times material hereto to continue to be registered as an Agent to the extent required under the Securities Exchange Act of 1934;

E.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement; and

F.	It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.           Certain Representations and Warranties of the Trust. The Trust represents and warrants to DST that:

A.	It is a corporation, duly organized and existing and in good standing under the laws of the State appearing after its name at the beginning of this Agreement or on Exhibit A:

B.	It intends to qualify, and expects at all times material hereto after qualifying, to continue to qualify as a real estate investment trust under the U.S. Internal Revenue Code and certain regulations of the U. S. Department of the Treasury;

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C.	A registration statement under the Securities Act of 1933 has been filed and will be effective with respect to all shares of the Trust being offered for sale or if any Trust asserts that it is exempt from registration under Regulation D, adopted under the Securities Act of 1933, such Trust meets all the conditions and requirements for exemption for so long as such Trust is not properly registered;

D.	All requisite steps have been and will continue to be taken to register the Trust’s shares for sale in all applicable states and such registration will be effective at all times shares are offered for sale in such state; and

E.	The Trust is empowered under applicable laws and by its charter/declaration, as appropriate, and Bylaws/Articles, as appropriate, to enter into and perform this Agreement.

4.           Scope of Appointment.

A.	Subject to the conditions set forth in this Agreement, the Trust hereby appoints DST as Agent (as described herein) for the Term of this Agreement.

B.	DST hereby accepts such appointment and agrees that it will act as the Trust’s Agent. DST agrees that it will also act as agent in connection with the Trust’s periodic withdrawal payment accounts and other open accounts or similar plans for securityholders, if any.

C.	In the event that any Trust elects to execute a copy of Exhibit A and become a signatory on this Agreement after the commencement of its operations such that such Trust’s securityholder records have been maintained on the processing system of another transfer agent and must be converted onto DST’s TA2000 System from such prior transfer agent’s system, the Trust shall use its reasonable efforts to deliver to DST in Kansas City, Missouri, as soon as they are available, all of its securityholder account records. DST shall have no liability for any Adverse Consequences, as hereinafter defined, arising or resulting from or contributed to a failure to deliver any securityholder records to DST.

D.	DST, utilizing TA2000TM, DST’s computerized data processing system for securityholder accounting (the “TA2000 System”), will perform the following services as transfer agent, and dividend disbursing agent for the Trust, and as agent of the Trust for securityholder accounts thereof, in a timely manner: (i) issuing (including countersigning), transferring and redeeming book entry shares; (ii) maintaining securityholder accounts on the records of the Trust on the TA2000 System; (iii) when and if a Trust participates in the National Securities Clearing Corporation (“NSCC”), accepting and effectuating the registration and maintenance of accounts through Networking and the purchase, redemption, and transfer of shares in such accounts through systems or applications offered to its participants by NSCC (the “Programs”) in accordance with instructions transmitted to and received by DST by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person (as hereinafter defined in Section 7.A) on the Dealer File maintained by DST; (iv) when and if a Trust participates in the NSCC issuing instructions to the Trusts’ banks for the settlement of transactions between the Trusts and NSCC (acting on behalf of its broker-dealer and bank participants); (v) when and if a Trust participates in the NSCC providing account and transaction information from each affected Trust’s records on TA2000 in accordance with the applicable Program’s rules for and those broker-dealers; (vi) when and if a Trust participates in the NSCC, maintaining securityholder accounts on TA2000 through the

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Programs; (vii) providing transaction journals; (viii) once annually preparing securityholder meeting lists for use in connection with the annual meeting and certifying a copy of such list; (ix) mailing securityholder reports and prospectuses; (x) withholding, as required by federal law, taxes on securityholder accounts, preparing, filing and mailing U.S. Treasury Department Forms 1099, 1042 and 1042S and performing and paying backup withholding as required for all securityholders; (xi) disbursing income dividends and capital gains distributions to securityholders and recording reinvestment of dividends and distributions in shares of the Trust; (xii) preparing and mailing confirmation forms to securityholders and intermediaries for securityholders, as instructed, for all purchases and liquidations of shares of the Trust and other confirmable transactions in securityholders’ accounts; (xiii) providing or making available on-line daily and monthly reports as provided by the TA2000 System and as requested by the Trust or its management company; (xiv) maintaining those records necessary to carry out DST’s duties hereunder, including all information reasonably required by the Trust to account for all transactions on TA2000 in the Trust shares; (xv) calculating the appropriate sales charge with respect to each purchase of the Trust shares as instructed by an Authorized Person, as hereinafter defined, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to DST by the Trust’s managing dealer or distributor (hereinafter “Managing Dealer”) or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such Managing Dealer and disbursing such commissions to the Managing Dealer; (xvi) receiving correspondence pertaining to any former, existing or new securityholder account, processing such correspondence for proper recordkeeping, and responding promptly to securityholder correspondence; (xvii) mailing, or otherwise providing, to dealers confirmations of wire order trades; mailing, or otherwise providing, copies of securityholder statements to securityholders and registered representatives of dealers in accordance with the instructions of an Authorized Person; (xviii) processing, generally on the date of receipt, purchases or instructions to settle any mail or wire order purchases received in proper order as set forth in the prospectus and rejecting promptly any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined); (xix) once approval of the Trust therefore has been received by DST, processing timely redemptions (as provided in the Trust’s share repurchase plan) received in proper order as approved by the Trust in accordance with the instructions of the Trust, rejecting promptly any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined); (xx) providing to the Trust escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000; (xxi) upon written request from the Trust, providing a Cash Utilization Arrangement consistent with the provisions set forth in Exhibit B.5; and (xxii) if DST is provided with the information as to the number of shares registered for sale in each state in which shares are registered for sale, providing to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of the Trusts on TA2000. For clarification, the Trust is responsible for any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of the Trust in such jurisdiction. DST’s sole obligation is to provide the Trust access to the Blue Sky module of TA2000 with respect to purchases of shares of the Trusts on TA2000. It is the Trust’s responsibility to validate that the blue sky module settings are accurate and complete and to validate the output produced thereby to ensure accuracy. DST is not responsible in any way for claims that the sale of shares of the Trust violated

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any such requirement (unless such violation results from a failure of the DST Blue Sky module to notify the Trust that such sales do not comply with the parameters set by the Servicing Company for sales to residents of a given state).

E.	At the request of an Authorized Person, DST shall use reasonable efforts to provide the services set forth in Section 4.D. in connection with transactions (i) which require DST to use methods and procedures other than those usually employed by DST to perform securityholder servicing agent services, (ii) involving the provision of information to DST after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by DST, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required (the “Exception Services”).

F.	DST shall use reasonable efforts to provide, reasonably promptly under the circumstances, the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in the Trust’s instructions, prospectus or application as amended from time to time, for the Trust provided (i) DST is advised in advance by the Trust of any changes therein and (ii) the TA2000 System and the mode of operations utilized by DST as then constituted supports such additional functions and features. If any addition to, improvement of or change in the features and functions currently provided by the TA2000 System or the operations as requested by the Trust requires an enhancement or modification to the TA2000 System or to operations as presently conducted by DST, DST shall not be liable therefore until such modification or enhancement is installed on the TA2000 System or new mode of operation is instituted. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases DST’s cost of performing the services required hereunder at the current level of service, DST shall advise the Trust of the amount of such increase and if the Trust elects to utilize such function, feature or service, DST shall be entitled to increase its fees by an amount mutually agreed to by the parties. In no event shall DST be responsible for or liable to provide any additional function, feature, improvement or change in method of operation until DST has consented thereto in writing and DST and Trust have agreed upon an incremental fee for such additional function, feature, improvement or change in method of operation,

G.	The Trust shall add new programs to the TA2000 System upon at least thirty (30) days prior written notice to DST provided that the requirements of the new programs are generally consistent with services then being provided by DST under this Agreement. Rates or charges for additional programs shall be as set forth in Exhibit B, as hereinafter defined, for the remainder of the contract term except as such programs use functions, features or characteristics for which DST has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with DST’s then-standard pricing schedule.

H.	The provisions of this Section 4.H that follow this sentence shall take precedence over and shall govern in the event of any inconsistency between such provisions and any other provisions of this Agreement or any provisions of any exhibit or other attachment to this Agreement (or any provisions of any attachment to any such exhibit or attachment). The parties agree that – to the extent that DST provides any services under this Agreement that relate to compliance by the Trust with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in Section 4.D(x) – it is

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the parties’ mutual intent that DST will provide only printing, reproducing, and other mechanical assistance to the Trust and that DST will not make any judgments or exercise any discretion of any kind, and particularly that DST will not make any judgments or exercise any discretion in: (i) determining generally the actions that are required in connection with such compliance or determining generally when such compliance has been achieved; (ii) determining the amounts of taxes that should be withheld on securityholder accounts (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Trust); (iii) determining the amounts that should be reported in or on any specific box or line of any tax form (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Trust which among other things identify the specific boxes and lines into which amounts calculated by DST are to be placed); (iv) classifying the status of securityholders and securityholder accounts under applicable tax law (except to the extent of following express instructions regarding such classification provided by the Trust); and (v) paying withholding and other taxes, except pursuant to the express instructions of the Trust. The Trust agrees that it will provide express and comprehensive instructions to DST in connection with all of the services that are to be provided by DST under this Agreement that relate to compliance by the Trust with the Internal Revenue Code of 1986 or any other tax law (including without limitation the services described in Section 4.D(x)), including promptly providing responses to requests for direction that may be made from time to time by DST of the Trust in this regard.

I.	(i) The Trust instructs and authorizes DST to provide the Services as set forth in this Agreement in connection with transactions on behalf of certain Individual Retirement (“IRA”) accounts (“IRA Accounts”) featuring the Trust made available by the Trust, and offered through DST’s IRA custodial offering where DST acts as service provider. The Trust acknowledges and agrees that as part of such services, DST will act as service provider to the custodian for such IRA Accounts. The Trust agrees that DST will perform the following functions, among others, with respect to the IRA Accounts:

•	securityholder recordkeeping;

•	account servicing (including returning securityholders’ initial principal investment if requested pursuant to the 7-day right of revocation as allowed per statutory regulations);

•	receipt of securityholder monies within the Trust universal bank account;

•	movement of securityholder money to either the Trust or custodian cash positions;

•	payment, dividend disbursement and bank account reconciliation;

•	preparing, mailing, distributing and filing all tax reports, information returns and other documents required by the Internal Revenue Code of 1986, as amended, with respect to IRA Accounts and withholding and submitting all taxes relating to such accounts;

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•	providing all securityholder notices and other information which the Custodian provides with regard to the IRA Accounts under applicable federal and state laws;

•	providing reasonable assistance to the Trust to complete a block transfer of the securityholders’ custodial accounts to a successor custodian, in the event the custodian resigns as custodian for the securityholders (subject to recompense of DST for such assistance at its standard rates and fees for personnel then in effect at that time);

•	solicitation and processing of securityholder paid custodial fees; and

•	processing of annual custodian maintenance fees from cash or reinvested distributions.

Reimbursable Expenses, including but not limited to postage and mailing, shall apply to the services provided under this Section 4.

(ii)	In connection with providing services for the IRA Accounts, the Trust hereby authorizes DST, acting as agent for the Trust: (1) to establish in the name of, and to maintain on behalf of, the Trust, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, as hereinafter defined, one or more deposit accounts at a nationally or regionally known banking institution (the “Bank”) into which DST shall deposit the Trust’s funds DST receives for payment of dividends, distributions, purchases of the Trust shares, redemptions of the Trust shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by DST on behalf of the Trust and the IRA securityholders provided for in this Agreement; (2) move money to either the Trust or custodian cash positions per securityholder instructions, to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such instructions were provided to DST, and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill DST’s obligations under this Agreement with respect to the IRA Accounts. DST, acting as agent for the Trust, is also hereby authorized to execute on behalf and in the name of the the Trust, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for DST to utilize to accomplish the purposes of this Section 4. In each of the foregoing situations, DST shall not be liable for any Adverse Consequences (as hereinafter defined) arising out of or resulting from errors or omissions of the Bank provided, however, that DST shall have acted in good faith, with due diligence and without negligence.

(iii)	Representations, Warranties and Covenants. DST hereby represents, warrants and covenants that:

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A.	Any cash account maintained at any Bank for the IRA Accounts shall be insured in an amount equal to the maximum deposit insurance amount maintained by the Federal Deposit Insurance Corporation limits per securityholder;

B.	Any agreement between DST and any entity retained to serve as custodian for the IRA Accounts shall provide that such custodian may not terminate such agreement (or otherwise resign as custodian of the IRA Accounts) without providing at least ninety (90) days’ prior written notice to DST except if the termination is for cause, in which event ten (10) days’ prior written notice is required; and

C.	In the event that the custodian (or any successor custodian for the IRA Accounts) terminates the custodial agreement with DST (or otherwise resigns as custodian of the IRA Accounts), DST shall: (i) provide prompt notice to the Trust regarding such termination or resignation, and (ii) use its reasonable best efforts to find a successor custodian.

(iv)	Investment Authority; No Fiduciary. In no event shall the Trust (i) have or exercise any discretionary authority or discretionary control whatsoever respecting the management or any assets in any IRA Account or any authority or control respecting the disposition of any assets of the IRA Account; (ii) render or have authority or responsibility to render investment advice with respect to any monies or other property of any IRA Account; or (iii) have or exercise any discretionary authority or discretionary responsibility in the administration of any IRA Account. In no event shall the Trust be deemed to be a “fiduciary” as defined in the Employee Retirement Income Security Act of 1974, as amended, and/or Section 4975 of the Code with respect to any assets or property of any IRA.

5.           Limit of Authority. The appointment of DST as Agent will be construed to cover the full amount of authorized stock of each class or classes for which DST is appointed as the same will, from time to time, be constituted, and any subsequent increases in such authorized amount. In case of such increase the Trust will file with DST:

A.	If the appointment of DST was theretofore expressly limited, a certified copy of a resolution of the Board of Directors of the Trust increasing the authority of DST;

B.	A certified copy of the amendment to the Articles of Incorporation of the Trust authorizing the increase of stock;

C.	A certified copy of the order or consent of each governmental or regulatory authority required by law to consent to the issuance of the increased stock; and

D.	Opinion of counsel for the Trust stating:

i.	the status of the additional shares of stock of the Trust under the Securities Act of 1933, as amended, and any other applicable federal or state statute; and

ii.	that the additional shares are, or when issued will be, validly issued, fully paid and nonassessable.

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6.           Compensation and Expenses.

A.	In consideration for its services hereunder as Agent, the Trust will pay to DST from time to time compensation for all services rendered as Agent, as calculated in accordance with the provisions of Exhibit B (collectively, “Compensation”).

B.	In addition to Compensation, the Trust also agrees promptly to reimburse DST for all reasonable and reasonably verified billable expenses or disbursements incurred by DST in connection with the performance of services under this Agreement including, but not limited to, expenses for postage, express delivery services, freight charges, telephone calls, stationery supplies, envelopes, checks, drafts, forms (continuous or otherwise), specially requested reports and statements, telegraphs, pre-approved outside legal counsel fees (it being agreed that DST shall not be liable for any Adverse Consequences, as hereinafter defined in Section 8. B., arising out of or resulting from any delay while seeking and obtaining pre-approval), outside printing and mailing charges (including for services provided by DST Output, LLC at rates agreed upon by the parties in a separate written agreement), magnetic tapes, reels or cartridges (if sent to the Trust or to a third party at the Trust’s request) and magnetic tape handling charges, off-site record storage, media for storage of records (e.g., microfilm, microfiche, optical platters, computer tapes), such record storage charges to be pro rata where Trust information is commingled with the information of other parties on the same media, computer equipment or telecommunications equipment installed at the Trust’s request at the Trust’s or a third party’s premises, telephone/telecommunication lines between the Trust and its agents, on one hand, and DST on the other, proxy soliciting, processing and/or tabulating costs, transmission of statement data for remote printing or processing, and NSCC transaction fees (collectively the “Expenses” and each an “Expense”), if applicable, to the extent any of the foregoing are paid by DST. The Trust agrees to pay postage expenses at least one day in advance if so requested, and to pay the charges for the second site disaster recovery facility in the amount set forth on the Fee Schedule attached hereto as Exhibit B. In addition, any other expenses incurred by DST at the request or with the consent of the Trust will be promptly reimbursed by the Trust. Notwithstanding anything herein to the contrary, DST must provide a reasonably detailed itemized invoice, or other reasonable evidence of such Expenses upon the request of the Trust as a condition to reimbursement.

C.	Amounts due hereunder shall be due and paid on or before the thirtieth (30th) business day after receipt of the statement therefor by the Trust (the “Due Date”). The Trust is aware that its failure to pay all amounts in a timely fashion so that they will be received by DST on or before the Due Date will give rise to costs to DST not contemplated by this Agreement, including but not limited to carrying, processing and accounting charges. Accordingly, subject to Section 6.D. hereof, in the event that any amounts due hereunder are not received by DST by the Due Date, DST may (i) pursuant to the terms of the Cash Utilization Arrangement, apply all Earnings (as defined in the Cash Utilization Arrangement) payable to the Trust remaining after payment of the then current invoice(s) to such overdue amounts including any interest due with respect thereto (to the extent that the Trust has provided written notice to participate in the Cash Utilization Arrangement), or (ii) after prior written notice to the Trust, charge the Trust a late fee equal to the lesser of the maximum amount permitted by applicable law or the product of one and one-half percent (1.5%) per month times the amount overdue times the number of months from the Due Date up to and including the day on which payment is received by DST. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs

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incurred by reason of late payment or payment of amounts not properly due. Acceptance of such late charge shall in no event constitute a waiver of the Trust’s or DST’s default or prevent the non-defaulting party from exercising any other rights and remedies available to it. If the Trust has not paid such Compensation and Expenses to DST within a reasonable time, DST may, after giving thirty (30) days prior written notice to the Trust, charge against any monies in DST’s possession on behalf of the Trust under this Agreement, the amount of any Compensation and/or Expenses for which it shall be entitled to reimbursement under this Agreement. The Trust shall be responsible for and DST shall be entitled to recover the costs of collecting unpaid fees and charges, including without limitation reasonable attorneys’ fees.

D.	In the event that any charges are disputed, the Trust shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify DST in writing of any disputed charges for billable expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifteenth (15th) business day after the day on which DST provides to the Trust documentation which an objective observer would agree reasonably supports the disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first business day after the Revised Due Date.

E.	The fees and charges set forth on Exhibit B may be increased as follows:

i.	On the first day of each new term as provided for in Section 22.A. or otherwise in accordance with the “Fee Increases” provision in Exhibit B; and

ii.	DST may increase the fees and charges set forth on Exhibit B (as provided below) upon at least ninety (90) days prior written notice, if changes in existing laws, rules or regulations: (i) require substantial system modifications and (ii) materially increase cost of performance hereunder; and

iii.	DST may charge for additional features of TA2000 used by the Trust which features are not consistent with the Trust’s current processing requirements and which the trust elects to utilize or have DST utilize on the Trust’s behalf; and

iv.	In the event DST, at the Trust’s request or direction, performs Exception Services, DST shall be entitled to increase the fees and charges for such Exception Services from those set forth on Exhibit B to the extent such Exception Services increase DST’s cost of performance.

If DST notifies the Trust of an increase in fees or charges pursuant to subparagraph (ii) of this Section 6.E., the parties shall confer, diligently and in good faith and agree upon a new fee to cover the amount necessary, but not more than such amount, to reimburse DST for the Trust’s aliquot portion of the cost of developing the new software to comply with regulatory changes and for the increased cost of operation.

If DST notifies the Trust of an increase in fees or charges under subparagraphs (iii) or (iv) of this Section 6.E., the parties shall confer, diligently and in good faith, and agree upon a new fee to cover such new fund feature.

7.           Operation of DST System. In connection with the performance of its services under this Agreement, DST is responsible for such items as:

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A.	That entries in DST’s records, and in the Trust’s records created by DST on the TA2000 System, reflect the orders, instructions, and other information received by DST from the Trust, the Trust’s distributor, manager or Managing Dealer, the Trust’s investment adviser, the Trust’s sponsor, the Trust’s custodian, or the Trust’s administrator and each of their employees and officers (each an “Authorized Person”), broker-dealers or securityholders;

B.	That securityholder lists, securityholder account verifications, confirmations and other securityholder account information to be produced from its records or data be available and accurately reflect the data in the Trust’s records on the TA2000 System;

C.	The accurate and timely issuance of dividend and distribution checks in accordance with instructions received from the Trust and the data in the Trust’s records on the TA2000 System;

D.	That, once approval of the Trust therefor has been received by DST, redemptions and payments be effected timely in accordance with the instructions of the Trust and accurately in accordance with redemption instructions received by DST from Authorized Persons, broker-dealers or securityholders and the data in the Trust’s records on the TA2000 System;

E.	The deposit daily in the Trust’s appropriate special bank account of all checks and payments received by DST from NSCC (if applicable), broker-dealers or securityholders for investment in shares;

F.	The requiring of proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the opening of securityholder accounts, transfers, redemptions and other securityholder account transactions, [all in conformance with DST’s present procedures as set forth in its Legal Manual, Third Party Check Procedures, Checkwriting Draft Procedures, Compliance + Program and Signature Guarantee Procedures (collectively the “Procedures”) with such changes or deviations therefrom as may be from time to time required or approved by the Trust, its investment adviser or Managing Dealer, or its or DST’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures;

G.	The maintenance of customary records in connection with its agency in accordance with the transfer agent recordkeeping requirements under the Securities Exchange Act of 1934;

H.	The maintenance of a current, duplicate set of the Trust’s essential records at a secure separate location, in a form available and usable forthwith in the event of any breakdown or disaster disrupting its main operation; and

I.	DST has a program and process pursuant to which DST reviews and updates its technology, architecture, and security procedures in accordance with Exhibit C, a copy of which is attached hereto and incorporated herein as if fully set forth.

8.           Indemnification.

A.	DST shall at all times use reasonable care, due diligence and act in good faith in performing its duties under this Agreement. DST shall provide its services as Agent in accordance with Section 17A of the Securities Exchange Act of 1934, and the rules and regulations thereunder. In the absence of bad faith, willful misconduct, knowing violations of applicable law pertaining to the manner in which transfer agency services

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are to be performed by DST (excluding any violations arising directly or indirectly out of the actions or omissions to act of third parties unaffiliated with DST), reckless disregard of the performance of its duties, or material default by DST of DST’s obligations under this Agreement, DST shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. For those activities or actions delineated in the Procedures, DST shall be presumed to have used reasonable care, due diligence and acted in good faith if it has acted in accordance with the Procedures, copies of which have been provided to the Trust and reviewed and approved by the Trust’s counsel, as amended from time to time with approval of counsel, or for any deviation therefrom approved by the Trust or DST counsel.

B.	DST shall not be responsible for, and the Trust shall indemnify and hold DST harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability (the “Adverse Consequences”) which may be asserted against DST or for which DST may be held to be liable, arising out of or attributable to:

i.	All actions of DST required to be taken by DST pursuant to this Agreement, provided that DST has acted in good faith, with due diligence and with reasonable care;

ii.	The Trust’s refusal or failure to comply with the material terms of this Agreement, the Trust’s willful misconduct, or the material breach of any representation or warranty of the Trust hereunder;

iii.	The good faith reliance on, or the carrying out of. any written or oral instructions or requests of persons designated by the Trust in writing (see Exhibit D) from time to time as authorized to give instructions on its behalf or representatives of an Authorized Person or DST’s good faith reliance on, or use of, information, data, records, transmissions and documents received from, or which have been prepared and/or maintained by the Trust, its investment advisor, its sponsor, its Managing Dealer or any other person or entity from whom the Trust instructs DST to accept and utilize information, data, records, transmissions and documents;

iv.	Defaults by dealers or shareowners with respect to payment for share orders previously entered;

v.	The negotiation and processing of all checks, including checks that are tendered to DST for the purchase of shares of the Trust;

vi.	The offer or sale of the Trust’s shares in violation of any requirement under federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or state with respect to the offer or sale of such shares in such state or in excess of the authorized number of outstanding shares (unless such violation results from DST’s failure to comply with written instructions of the Trust or of any officer of the Trust that a particular purchase not be permitted to remain in the Trust’s securityholder records);

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vii.	The Trust’s errors and mistakes in the use of the TA2000 System, the data center, computer and related equipment used to access the TA2000 System (the “DST Facilities”), and control procedures relating thereto in the verification of output and in the remote input of data;

viii.	Errors, inaccuracies, and omissions in, or errors, inaccuracies or omissions of DST arising out of or resulting from such errors, inaccuracies and omissions in, the Trust’s records, securityholder and other records, delivered to DST hereunder by the Trust or its prior agent(s);

ix.	Actions or omissions to act by the Trust or agents designated by the Trust with respect to duties assumed thereby as provided for in Section 21 hereof; and

x.	DST’s performance of Exception Services except where DST acted or omitted to act in bad faith, with reckless disregard of its obligations or with gross negligence.

C.	DST shall indemnify and hold the Trust harmless from and against any and all Adverse Consequences arising out of DST’s failure to comply with the terms of, or to fulfill DST’s obligations under, this Agreement (including without limitation those set forth in Sections 19 and 23) or arising out of or attributable to DST’s bad faith, willful misconduct, knowing violations of applicable law pertaining to the manner in which transfer agency services are to be performed by DST (excluding any violations arising directly or indirectly out of the actions or omissions to act of third parties unaffiliated with DST), reckless disregard of the performance of DST’s duties, negligence on its part, or material default by DST under this Agreement; provided, however, that DST’s cumulative liability during any Term, as defined in Section 22. A.of of this Agreement, with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Trust to DST as fees and charges, but not including reimbursable expenses, during the eighteen (18) months immediately preceding the event giving rise to DST’s liability.

D.	IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL EITHER PARTY TO THIS AGREEMENT BE LIABLE TO ANYONE, INCLUDING, WITHOUT LIMITATION TO THE OTHER PARTY, FOR PUNITIVE, CONSEQUENTIAL, INDIRECT, OR OTHER SPECIAL DAMAGES OR FOR ANY ACT OR FAILURE TO ACT, IN EACH CASE, IN CONNECTION WITH ANY PROVISION OF THIS AGREEMENT EVEN IF, IN EACH CASE, ADVISED OF THE POSSIBILITY THEREOF.

E.	Promptly after receipt by an indemnified person of notice of the commencement of any action, such indemnified person will, if a claim in respect thereto is to be made against an indemnifying party hereunder, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party will not relieve an indemnifying party from any liability that it may have to any indemnified person for contribution or otherwise under the indemnity agreement contained herein except to the extent it is prejudiced as a proximate result of such failure to timely notify. In case any such action is brought against any indemnified person and such indemnified person seeks or intends to seek indemnity from an indemnifying party, the indemnifying

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party will be entitled to participate in, and, to the extent that it may wish, assume the defense thereof (in its own name or in the name and on behalf of any indemnified party or both with counsel reasonably satisfactory to such indemnified person); provided, however, if the defendants in any such action include both the indemnified person and an indemnifying party and the indemnified person shall have reasonably concluded that there may be a conflict between the positions of the indemnified person and an indemnifying party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified persons which are inconsistent with those available to an indemnifying party, the indemnified person or indemnified persons shall have the right to select one separate counsel (in addition to local counsel) to assume such legal defense and to otherwise participate in the defense of such action on behalf of such indemnified person or indemnified persons at such indemnified party’s sole expense. Upon receipt of notice from an indemnifying party to such indemnified person of its election so to assume the defense of such action and approval by the indemnified person of counsel, which approval shall not be unreasonably withheld (and any disapproval shall be accompanied by a written statement of the reasons therefor), the indemnifying party will not be liable to such indemnified person hereunder for any legal or other expenses subsequently incurred by such indemnified person in connection with the defense thereof. An indemnifying party will not settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified persons are actual or potential parties to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each indemnified person from all liability arising out of such claim, action, suit or proceeding. An indemnified party will not, without the prior written consent of the indemnifying party settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder. If it does so, it waives its right to indemnification therefor.

9.           Certain Covenants of DST and the Trust.

A.	All requisite steps will be taken by the Trust from time to time when and as necessary to register the Trust’s shares for sale in all states in which the Trust’s shares shall at the time be offered for sale and require registration. If at any time the Trust receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of the Trust’s shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Trust’s shares, the Trust will give prompt notice thereof to DST.

B.	DST hereby agrees to perform such transfer agency functions as are set forth in Section 4.D. above and establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of check forms, and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such forms and devices, and to carry such insurance as it considers adequate and reasonably available.

C.	DST agrees that all records maintained by DST relating to the business, securityholders and transactions in shares of the Trust are the property of the Trust and will be preserved and will be surrendered promptly to the Trust on request.

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D.	DST agrees to furnish the Trust annual reports of DST’s financial condition, consisting of a balance sheet, earnings statement and any other financial information reasonably requested by the Trust. The annual financial statements will be certified by DST’s certified public accountants.

E.	DST represents and agrees that it will use its reasonable efforts to keep current on the trends of the transfer agent industry relating to securityholder services and will use its reasonable efforts to continue to modernize and improve its systems.

F.	DST will permit the Trust and its authorized representatives (subject to execution of DST’s standard confidentiality and non-use agreement) to make periodic inspections of its operations as such involves or is utilized by DST to provide services to the Trust at reasonable times during business hours. DST will permit duly authorized federal examiners to make periodic inspections of its operations as such would involve the Trust to obtain, inter alia, information and records relating to DST’s performance of its Compliance + Program obligations and to inspect DST’s operations for purposes of the Program.” Any costs imposed by such examiners in connection with such examination (other than fines or other penalties) shall be paid by the Trust. Notwithstanding anything herein to the contrary, DST is authorized to and will permit the Internal Revenue Service and any other tax authority to inspect its operations in connection with examinations by any such authority of DST’s or other taxpayer’s compliance with the tax laws, and the costs of each such inspection and examination shall be paid by the Trust to the extent that the examination relates to DST’s performance of services under this Agreement.

10.         Recapitalization or Readjustment. In case of any recapitalization, readjustment or other change in the capital structure of the Trust requiring a change in the shares contained in book entry form on the stock record of the Trust as maintained by DST, DST will effectuate or transfer ownership of, the outstanding shares in book entry, upon receiving:

A.	Written instructions from an officer of the Trust;

B.	Certified copy of the amendment to the Articles of Incorporation or other document effecting the change;

C.	Certified copy of any order or consent of each governmental or regulatory authority, required by law to the issuance of new book entry shares;

D.	Opinion of counsel for the Trust stating:

i.	The status of the shares of stock of the Trust in the new form under the Securities Act of 1933, as amended and any other applicable federal or state statute; and

ii.	That the issued shares in the new form are, and all unissued shares will be, when issued, validly issued, fully paid and nonassessable.

11.         Omitted.

12.         Death, Resignation or Removal of Signing Officer. The Trust will file promptly with DST written notice of any change in the officers authorized to sign written instructions or requests, together with two signature cards bearing the specimen signature of each newly authorized officer.

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13.         Future Amendments of Charter/Declaration and Bylaws/Articles, as appropriate. The Trust will promptly file with DST copies of all material amendments to its Articles of Incorporation or Bylaws relating to the Trust’s authorized share capital made after the date of this Agreement.

14.         Instructions, Opinion of Counsel and Signatures. At any time DST may apply to any person authorized by the Trust to give instructions to DST, and may with the approval of a Trust officer consult with legal counsel for the Trust, or DST’s own legal counsel at the expense of the Trust with the approval of an Authorized Person or a Trust officer, with respect to any matter arising in connection with the agency and it will not be liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such legal counsel. In connection with services provided by DST under this Agreement that relate to compliance by the Trust with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in Section 4.D(x), DST shall have no obligation to continue to provide such services after it has asked the Trust to give it instructions which it reasonably believes are needed by it to so continue to provide such services and before it receives the needed instructions from the Trust, and DST shall have no liability for any damages (including without limitation penalties imposed by any tax authority) caused by or that result from its failure to provide services as contemplated by this sentence. DST will be protected in acting upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons and will not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

15.         Force Majeure and Disaster Recovery Plans.

A.	DST shall not be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: any interruption, loss or malfunction of any public utility, transportation, computer (hardware or software, provided any such hardware has been reasonably maintained in accordance with the manufacturer’s instructions, if any, and any delay or failure caused by such malfunctioning hardware cannot be mitigated or eliminated by implementation of the Disaster Recovery Plan) or communication service (provided that any such delay caused by the inability to access the telecommunication lines/network between the Trust and DST or obstruction of such telecommunication lines/network between the Trust and DST cannot reasonably be circumvented through the prompt implementation of alternative routing options); any inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornados, acts of God or public enemy, revolutions, or insurrection.

B.	Provided the Trust is paying its pro rata portion of the charge therefor, DST shall provide back-up facilities to the data center or centers used by DST to provide the transfer agency services hereunder (collectively, the “Back-Up Facilities”) capable of supplying the transfer agency services specified herein to the Trusts in case of damage to the primary facility providing those services. The back-up to the data center operations facility will have no other function that could not be suspended immediately for an indefinite period of time to the extent necessary to allow, or continue to be supported while allowing, the facility to function as a back-up facility and support all functionality scheduled to be supported in DST’s Business Contingency Plan. Transfer to the Back-Up Facility shall commence immediately after the DST’s declaration of a disaster and shall be conducted in

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accordance with DST’s Business Contingency Plan, which Plan calls for the transfer of TA2000 to the Back-Up Facilities to be completed within 4 hours after DST’s declaration of a disaster. The Trust shall not bear any costs (in addition to the Fees and charges set forth in Exhibit B attached hereto) related to such transfer. At least once annually, DST shall complete a successful test of the Business Contingency Plan.

C.	DST also currently maintains, separate from the area in which the operations which provides the services to the Trust hereunder are located, a Crisis Management Center consisting of phones, computers and the other equipment necessary to operate a full service transfer agency business in the event one of its operations areas is rendered inoperable. The transfer of operations to other operating areas or to the Crisis Management Center is also covered in DST’s Business Contingency Plan.

16.         Certification of Documents. The required copy of the Articles of Incorporation of the Trust and copies of all amendments thereto will be certified by the Secretary of State (or other appropriate official) of the State of Incorporation, and if such Articles of Incorporation and amendments are required by law to be also filed with a county, city or other officer of official body, a certificate of such filing will appear on the certified copy submitted to DST. A copy of the order or consent of each governmental or regulatory authority required by law to the issuance of the stock will be certified by the Secretary or Clerk of such governmental or regulatory authority, under proper seal of such authority. The copy of the Bylaws and copies of all amendments thereto, and copies of resolutions of the Board of Directors of the Trust, will be certified by the Secretary or an Assistant Secretary of the Trust under the Trust’s seal, if applicable.

17.         Records. DST will maintain customary Agent records in connection with its agency hereunder, and particularly will maintain those records required to be maintained pursuant to Section 17A under the Securities Exchange Act of 1934.

18.         Disposition of Books and Records of the Trust. At the Trust’s request or with the Trust’s consent, DST may send periodically to the Trust, or to where designated by the Secretary or an Assistant Secretary of the Trust, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by the Trust under and in accordance with the requirements of Section 17Ad-7 adopted under the Securities Exchange Act of 1934, including by way of example and not limitation Section 17Ad-7(g) thereof. Such materials will not be destroyed by the Trust without the consent of DST (which consent will not be unreasonably withheld), but will be safely stored for possible future reference; provided, however, that the Trust shall be permitted to comply with its internal record retention policies.

19.         Provisions Relating to DST as Transfer Agent.

A.	Before making any original issue of shares, the Trust will furnish DST with sufficient funds to pay all required taxes on the original issue of the stock, if any. The Trust will furnish DST such evidence as may be required by DST to show’ the actual value of the shares.

B.	Shares of stock will be transferred by book entry in accordance with the instructions of the securityholders thereof and, upon receipt of the Trust’s instructions that shares of stock be redeemed and funds remitted therefor, such redemptions will be accomplished and payments dispatched provided the securityholder instructions are deemed by DST to be properly endorsed by an appropriate person to originate such instructions under applicable law accompanied by such documents as DST may deem necessary to evidence the

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authority of the person making the transfer or redemption, DST reserves the right to refuse to transfer or redeem shares until it is satisfied that the endorsement or signature on the instruction or any other document required to transfer title is valid and genuine, and for that purpose it may require a guaranty of signature in accordance with the Signature Guarantee Procedures. DST also reserves the right to refuse to transfer or redeem shares until it is reasonably satisfied that the requested transfer or redemption is legally authorized, and it will incur no liability for the refusal in good faith to make transfers or redemptions which, in its judgment, are improper or unauthorized. DST may, in effecting transfers or redemptions, rely upon the Procedures, Simplification Acts, Uniform Commercial Code or other statutes that protect DST and the Trust or both in not requiring complete fiduciary documentation. In cases in which DST is not directed or otherwise required to maintain the consolidated records of securityholder’s accounts. DST will not be liable for any loss which may arise by reason of not having such records.

C.	DST will supply a securityholders list to the Trust for its annual meeting upon receiving a request from an officer of the Trust. It will also, at the expense of the Trust, supply lists at such other times as may be requested by an officer of the Trust.

D.	Upon receipt of written instructions of an officer of the Trust, DST will, at the expense of the Trust, address and mail notices to securityholders.

E.	In case of any request or demand for the inspection of the stock books of the Trust or any other books in the possession of DST, DST will promptly notify the Trust and to secure instructions as to permitting or refusing such inspection. DST reserves the right, however, to exhibit the stock books or other books to any person in case it is advised by its counsel that it is legally required to do so.

F.	DST agrees to furnish the Trust with (1) annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information as is made public by DST in connection with the foregoing and (2) semi-annually with a copy of a SSAE 16 or successor Report issued by DST’s certified public accountants pursuant to Rule 17Ad-13 under the 1934 Act as filed with United States Securities and Exchange Commission (“SEC”). The annual financial statements will be certified by DST’s certified public accountants and the posting of a current copy thereof on DST’s website shall be deemed to be delivery to the Trust.

G.

i.	DST shall assist the Trust to fulfill the Trust’s responsibilities under certain provisions of USA PATRIOT Act, Sarbanes-Oxley Act. Title V of Gramm Leach Bliley Act and the applicable federal securities laws by complying with Compliance ±TM, a compliance program that focuses on certain business processes that represent key activities of the transfer agent/service provider function (the “Compliance + Program”), a copy of which has hitherto been made available to Trust. These business processes are anti-money laundering, share processing, correspondence processing, fingerprinting, lost securityholder processing, reconciliation and control, transaction processing, customer identification, transfer agent administration and safeguarding fund assets and securities. DST reserves the right to make changes thereto as experience

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suggests alternative and better ways to perform the affected function. DST shall provide you with written notice of any such changes.

ii.	DST shall (a) perform the procedures set forth in the Compliance + Program, as amended by DST from time to time, which pertain to DST’s performance of those transfer agency services in accordance with the terms and conditions set forth in this Agreement, (b) implement and maintain internal controls and procedures reasonably necessary to insure that DST’s employees act in accordance with the Compliance + Program, and (c) provide the Trust with written notice of any material changes made to the Program as attached hereto.

iii.	Notwithstanding the foregoing, DST’s obligations shall be solely as are set forth in this Section and in the Compliance + Program, as amended, and any of obligations under the enumerated Acts and Regulations that DST has not agreed to perform on the Trust’s behalf under the Compliance + Program or under this Section shall remain the Trust’s sole obligation.

H.	With respect to, and solely with respect to, the enactment of the Red Flags Regulations (the “Regulations”) promulgated jointly by the Office of the Comptroller of the Currency, Treasury (OCC); Board of Governors of the Federal Reserve System (Board); Federal Deposit Insurance Corporation (FDIC); Office of Thrift Supervision, Treasury (OTS); National Credit Union Administration (NCUA); and Federal Trade Commission (FTC or Commission) implementing section 114 of the Fair and Accurate Credit Transactions Act of 2003 (FACT Act) and final rules implementing section 315 of the FACT Act:

i.	DST shall assist the Trust to fulfill the Trust’s responsibilities under certain provisions of the Regulations that focuses on certain business processes that represent key activities of the transfer agent/service provider function [(the “Identity Theft Program”), a current copy of which has been previously provided to the Trust. These business processes are set forth in the Identity Theft Program. DST reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function. DST shall provide Trust with written notice of any such changes thereto.

ii.	DST shall (a) perform the procedures set forth in the Identity Theft Program, as amended by DST from time to time, which pertain to DST’s performance of those transfer agency services in accordance with the terms and conditions set forth in this Agreement, (b) implement and maintain internal controls and procedures reasonably necessary to insure that our employees act in accordance with the Identity Theft Program, and (c) provide the Trust with written notice of any material changes made to the Program as attached hereto.

iii.	Notwithstanding the foregoing, DST’s obligations shall be solely as are set forth in this Section 19.H and in the Identity Theft Program and any of obligations under the Regulations that DST has not agreed to perform on behalf under such Identity Theft Program or under this Agreement shall remain the sole obligation of the Trust.

iv.	With respect to the Identity Theft Program, DST will permit duly authorized federal examiners to make periodic inspections of its operations as such would

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involve Trust to obtain, inter alia, information and records relating to DST’s performance of its obligations under the Identity Theft Program and to inspect DST’s operations for purposes of determining DST’s compliance with the Identity Theft Program. Any costs imposed by such examiners in connection with such examination (other than fines or other penalties arising solely out of DST’s failure to fulfill its obligations under the Identity Theft Program) shall be paid by Trust.

I.	Security. As part of its data security program, DST will maintain and enforce the following safety and physical security procedures with respect to its possession and maintenance of Trust Confidential Information, as hereinafter defined, (the “Security Procedures”):

i.	DST shall take reasonable measures to secure and defend its location, equipment, the Services and any software and systems contemplated hereby against virus attacks, denial of service attempts, fraudulent misuse, and against “hackers’ and others who may seek, without authorization, to modify or access DST’s systems or information. DST agrees that it will implement security measures designed to prevent unauthorized persons from accessing web controls (including data publishing and content management functions), from altering or using in an unauthorized manner Trust Confidential Information;

ii.	In the event of a Security Incident, as hereinafter defined, or an attack against or breach of the security pertaining to the Services, or any software and systems contemplated hereby, DST will take whatever reasonable steps that are necessary to halt such action. DST’s actions will include, as appropriate:

•	Confirm the threat;
•	Deny access from the source of the attack;
•	Investigate the extent of the damage, if any;
•	Back-up the affected systems and those suspected to be affected;
•	Strengthen defenses everywhere, not just the suspected path that the attacker used;
•	Contact the ISP where the threat or attack originated and/or law enforcement to work with DST’s security team; provided that DST shall not share with or disclose to the ISP or law enforcement Trust Confidential Information, without first obtaining the express written consent of the Trust; and
•	Re-instate the denial of access after a set time period, but continue to monitor traffic from that source until risk of further attacks is deemed to be minimized.

iii.	DST may, but shall not be required to, modify the Security Procedures from time to time; provided that DST first obtains the written consent of the Trust to the extent any modification lessens or reduces the protections in place.

iv.	As used herein “Security Incident” means (x) any circumstance pursuant to which Applicable Law requires notification to the Trust or its securityholders of a breach to be given or other activity involving Trust or its securityholders in response to such circumstance: or (y) any actual circumstance that

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compromises, or could reasonably be expected to compromise, either Physical Security or Systems Security in a fashion that either does or could reasonably permit unauthorized processing, use, disclosure or acquisition of or access to any Trust Confidential Information in DST’s possession. As used in this Section 19.1.4., Applicable Law” means (i) all applicable U.S. federal and state laws, rules and regulations and (ii) local laws in the United States as to the existence and applicability of which (a) the Investment Company Institute has issued an Announcement or (b) the Trust has specifically advised DST in writing applies to the Services and to the treatment of sensitive Personal Information in DST’s possession concerning privacy or security of such data. As used herein “Physical Security” means physical security at any DST facility or other location housing systems maintained by DST or any employees, agents, subcontractors or other representatives of DST (collectively the “DST Representatives”) where Services are provided pursuant to this Agreement or where Trust Confidential Information is housed either physically or electronically. As used herein “Systems Security” means security of all computer, electronic or telecommunications systems of any variety (including data bases, hardware, software, storage, switching and interconnection devices and mechanisms), and networks of which such systems are a part, used directly or indirectly by DST or any DST Representatives to provide the Services described in this Agreement including, without limitation, used to store or maintain Trust Confidential Information.

1.	In the event of a Security Incident, DST will, as soon as reasonably practicable, notify Trust of such Security Incident. DST will perform a diligent investigation of all Security Incidents and will provide Trust with a detailed report of its investigations and findings. To the extent a Security Incident relates to Trust Confidential Information, the Trust will be responsible, after consultation with DST and after giving due consideration to DST’s opinion, for determining if notification needs to be provided to those affected or potentially affected by a Security Incident, and whether notification needs to be provided to any governmental authority.

2.	In the event of a Security Incident, all requests for information from the press or any third party will be directed to the Trust. Except as required by law, rule or regulation, the Trust will not communicate with the press or any third party or make any public announcement concerning the Security Incident which refers to DST (by name or by citing facts which would enable a reasonably informed investor to identify DST, such as, solely by way of example and not limitation) alluding to The Trust’s transfer agent or recordkeeper) without first consulting with DST and obtaining DST’s consent to the publishing of DST’s name at all and in the manner, form or media in which The Trust proposes to publish it. DST will not communicate with the press or any third party or make any public announcement concerning the Security Incident without the prior written consent of Trust, which consent will not be unreasonably withheld or delayed. The parties will cooperate in good faith at all times in remedying a Security Incident and DST will provide Trust with all available information reasonably

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requested by the Trust related to the Security Incident. DST will perform a diligent investigation of all Security Incidents and will provide Trust with a detailed report of its investigations and findings.

3.	Notwithstanding anything herein to the contrary, in no event shall either the Trust or DST be required to violate its breach notification requirements or any other obligations imposed on the Trust or DST, as the case may be, under Applicable Law or to pay any costs or expenses of any notification arising out of or resulting from any notification that the Trust or DST, as the case may be, has not agreed is required under Applicable Law.

20.         Provisions Relating to Dividend Disbursing and Dividend Paving Agency (as well as the receipt, deposit and payment of funds by the Agent in connection with the purchase and redemption of Trusts shares).

A.	DST will, at the expense of the Trust, provide a special form of check containing the imprint of any device or other matter desired by the Trust. Said checks must, however, be of a form and size convenient for use by DST.

B.	If the Trust desires to include additional printed matter, financial statements, etc., with the dividend checks, the same will be furnished to DST within a reasonable time prior to the date of mailing of the dividend checks, at the expense of the Trust.

C.	If the Trust desires its distributions mailed in any special form of envelopes, sufficient supply of the same will be furnished to DST but the size and form of said envelopes will be subject to the approval of DST. If stamped envelopes are used, they must be furnished by the Trust; or if postage stamps are to be affixed to the envelopes, the stamps or the cash necessary for such stamps must be furnished by the Trust.

D.	DST, acting as agent for the Trust, is hereby authorized (1) to establish at a nationally or regionally known banking institution reasonably acceptable to the Trust (the “Bank”) in the name of, and to maintain on behalf of, the Trust, on the usual terms and conditions prevalent in the banking industry and customary for transfer agent arrangements, including limits or caps (based on fees paid over some period of time or a flat amount) on the maximum liability of the Bank one or more deposit accounts into which DST shall deposit the funds DST receives for payment of dividends, distributions, purchases of Trust shares, redemptions of Trust shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by DST on behalf of the Trust provided for in this Agreement, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to DST, and (3) to establish, to implement and to transact Trust business through Automated Clearinghouse (“ACM”), wire transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill DST’s obligations under this Agreement. DST, acting as agent for the Trust, is also hereby authorized to execute on behalf and in the name of the Trust, on the usual terms and conditions prevalent in the banking industry and customary for transfer agent arrangements, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum

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liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for DST to utilize to accomplish the purposes of this Agreement. In each of the foregoing situations the Trust shall be liable on such agreements with the Bank as if it itself had executed the agreement and DST shall not be personally liable on such agreements, but DST’s liability shall be judged under the standards set forth in this Agreement. DST shall not be liable for any Adverse Consequences arising out of or resulting from errors or omissions of the Bank provided, however, that DST shall have acted in good faith, with due diligence and without negligence. Notwithstanding anything herein to the contrary, in the event that the Trust shall determine that the charges and expenses imposed by such Bank are excessive or not customary, and the Trust can arrange to have an alternative Bank that is reasonably acceptable to DST to provide the same services, the Trust shall assume the cost of implementing similar and the same degree of automation between the Trust’s selected bank and DST as that currently existing between the DST selected bank and DST, and, after the implementation of such automated processes between DST and the Trust selected bank, DST shall utilize the Bank designated by the Trust.

E.	DST is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

F.	For the purpose of clarity, DST agrees to perform the following procedures in connection with providing services to the Trust relating to monthly distribution funding:
1.	No later than the second business day of each month, DST shall transmit the applicable calculated monthly distribution amount (a “Distribution Wire Transmittal”) to any applicable clearing firm (collectively, the “Clearing Firms”) as mutually agreed upon by DST and the Trust.
2.	Concurrently with each transmission of a Distribution Wire Transmittal, DST shall deliver to the Clearing Firms an investor detail file for the wire amounts set forth in the applicable Distribution Wire Transmittal, and DST shall reconcile such investor detail file to ensure consistency with the applicable Distribution Wire Transmittal.
3.	Should any issues arise with a Clearing Firm related to a Distribution Wire Transmittal, DST shall work with the Fund and will use commercially reasonable efforts to promptly resolve any such issues with such Clearing Firm in an effort to bring everything in good order for processing.

G.	Assumption of Duties By the Trust or Agents Designated By the Trust.

1.	The Trust or its designated agents other than DST may assume certain duties and responsibilities of DST or those services of Agent as described in Section 4.D. of this Agreement including but not limited to answering and responding to telephone inquiries from securityholders and brokers, accepting securityholder and broker instructions (either or both oral and written) and transmitting orders based on such instructions to DST, preparing and mailing confirmations, obtaining certified TIN numbers, classifying the status of securityholders and securityholder accounts under applicable tax law, establishing securityholder

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accounts on The TA2000 System and assigning social codes and Taxpayer Identification Number codes thereof, and disbursing monies of the Trust, said assumption to be embodied in writing to be signed by both parties.

2.	To the extent the Trust or its agent or affiliate assumes such duties and responsibilities, DST shall be relieved from all responsibility and liability therefor and is hereby indemnified and held harmless against any liability therefrom in accordance with the terms and conditions specified in Section 8 hereof.

3.	Initially the Trust or its designees shall be responsible for the following: (i) answer and respond, appropriately, to phone calls from broker-dealers and advisers; (ii) provide timely to DST prior approval and valuation with respect to each redemption requested by securityholders; (iii) review and provide timely to DST prior approval of each Exception Service.

21.         Termination of Agreement.

A.	This Agreement shall be in effect upon execution by both the Trust and DST and shall continue in full force and effect for an initial period of five (5) years from Effective Date (the “Initial Term”). At such times as may be permitted pursuant to this Agreement, DST shall provide the Trust with any proposed increases to fees and charges proposed for any such permitted increase (the “Proposed Fee Increase”). In the event that the Proposed Fee Increase represents more than 15% increase over the then-current fees, then the Trust shall have the right to terminate this Agreement; provided, however that if the Trust determines to exercise this termination right, it must notify DST within sixty (60) days of the date of DST’s notice of the Proposed Fee Increase. Any such termination by the Trust shall be effective three (3) months following the date of the Trusts notice of termination (or such other time as mutually agreed upon by the parties). Effective upon the last day of the Initial Term, this Agreement may be terminated by either the Trust or DST as of the last day of the then current term by the giving to the other party of at least six (6) months’ prior written notice, provided, however, that the effective date of any termination shall not occur during the period from December 15 through March 30 of any year to avoid adversely impacting year end. If such notice is not given by either party to the other at least six (6) months prior to the end of the then current term, this Agreement shall automatically extend for a new one-year term, each such successive term or period, as applicable, being a new “term” of this Agreement, upon the expiration of any term hereof unless terminated as hereinafter provided in Section 22. B.

B.	Each party, in addition to any other rights and remedies, shall have the right to terminate this Agreement forthwith upon the occurrence at any time of any of the following events with respect to the other party:

i.	The bankruptcy of the other party or its assigns or the appointment of a receiver for the other party or its assigns; or

ii.	Failure by the other party or its assigns to perform its duties in accordance with the Agreement (other than a failure to pay when due), which failure materially adversely affects the business operations of the first party and which failure continues for a period of thirty (30) days after receipt of written notice from the first party. Notwithstanding the foregoing, in the event that such failure is of a

24

nature that is not capable to be cured within such a thirty (30) day period, the second party shall have sixty (60) days to cure such failure, so long as such party is diligently and continuously attempting to cure such failure.

C.	Each Trust shall also have the right to terminate this Agreement forthwith upon the occurrence at any time of any of the following events:

i.	DST’s material breach of its obligation under Section 23.A. of this Agreement, which breach continues for a period of thirty (30) days after receipt of written notice from the first party. Notwithstanding the foregoing, in the event that such failure is of a nature that is not capable to be cured within such a thirty (30) day period, the second party shall have sixty (60) days to cure such failure, so long that such party is diligently and continuously attempting to cure such failure;

D.	DST shall also have the right to terminate this Agreement forthwith upon (i) the Trust’s material breach of its obligation under Section 23.B. of this Agreement, or (ii) failure by the Trust to pay Compensation and Expenses as they become due, which breach or failure continues for a period of thirty (30) days after receipt of written notice from DST. Notwithstanding the foregoing, in the event that such failure is of a nature that is not capable to be cured within such a thirty (30) day period, the Trust shall have sixty (60) days to cure such failure, so long that such party is diligently and continuously attempting to cure such failure.

E.	In the event of termination, the Trust will promptly pay DST all amounts due to DST hereunder and DST will use its reasonable efforts to transfer the records of the Trust to the designated successor transfer agent, to provide reasonable assistance to the Trust and its designated successor transfer agent, to be responsive on a timely basis to reasonable requests and other communications from the Trust or its designated successor transfer agent and to provide other information relating to its services provided hereunder (subject to the recompense of DST for such assistance at its standard rates and fees for personnel then in effect at that time); provided, however, as used herein “reasonable assistance” and “other information” shall not include assisting any new service or system provider to modify, alter, enhance, or improve its system or to improve, enhance, or alter its current system, or to provide any new, functionality or to require DST to disclose any DST Confidential Information, as hereinafter defined, or any information which is otherwise confidential to DST.

F.	Notwithstanding anything to the contrary set forth in this Agreement, in addition to the other rights provided herein, a Trust shall have the right to terminate this Agreement with respect to such Trust, but not with respect to all other Trusts, in the event (each, a “Termination Event”): (i) such Trust lists its securities on a national securities exchange or (ii) a sale of all of such Trust’s assets and liabilities or (iii) a sale, merger or similar transaction that results in the cessation of the existence as a legal entity of the affected Trust, such Trust shall no longer be a party to this Agreement and, except as otherwise provided in this Agreement, such Trust’s obligations under this Agreement shall terminate and be of no force and effect; provided that at all times during the Term there will be at least one Trust bound by this Agreement. Such termination will be effective upon the later to occur of (i) the Termination Event, or (ii) 180 days after the Fund provides DST notice of an impending Termination Event. For clarification, the

25

remaining Trust(s) will be responsible for the payment to DST of the Fees specified in Exhibit B (including payment of the Complex Minimum Fee).

22.         Confidentiality and Trust Data Security.

A.	DST agrees that, except as provided in the last sentence of Section 19.E. hereof, as otherwise required by law, as necessary or appropriate (in the opinion of counsel) to fulfill DST’s obligations under this Agreement or at the request or with the consent of the Trust, DST will keep confidential all Trust Confidential Information, as hereinafter defined, and will not disclose the same to any person. As used herein, the term “Trust Confidential Information” shall mean (i) securityholder transaction information collected by, provided to or obtained by DST by or on behalf of the Trust in connection with the services provided by DST pursuant to this Agreement including, without limitation, keyed input and electronic capture of such information by such services and all reports and all other output of such services containing such information in a form or content that contains Personal Information that identifies a securityholder or securityholders; (ii) Personal Information; and (iii) all data regarding the Trust and its securityholders that is confidential in nature, is not publicly available or known and is produced as a part of the services provided by DST pursuant to this Agreement as an intermediate step in using or producing any of the Trust Confidential Information, including databases and files containing Trust Confidential Information. As used herein the term “Personal Information” shall mean (i) all records, files, reports and other data relating to the Trust’s customers (including but not limited to all securityholders), provided to DST by or on behalf of the Trust or (ii) all records, files, reports and other data relating to the Trust’s employees, representatives or agents provided to DST, each of (i) and (ii) having been provided or obtained in connection with the services provided by DST pursuant to this Agreement and including but not limited to, accounts, names, phone numbers, addresses and social security numbers, as well as any information derived therefrom. Without limiting the foregoing, Personal Information includes “personally identifiable information”, as that term is defined under any applicable law, and includes any information that may be used to track, locate or identify the Trust’s securityholders (including, without limitation, names, addresses, and account numbers that is collected for, provided to or obtained for DST by or on behalf of the Trust in connection with the services provided by DST pursuant to this Agreement), DST acknowledges that disclosure or misappropriation of Trust Confidential Information in contravention of DST’s obligations under this Agreement may give rise to an irreparable injury to the Trust inadequately compensable in damages. Accordingly, the Trust may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available, and DST consents to the obtaining of such injunctive relief upon a proper showing of the occurrence of a breach of confidentiality by DST or of -a course of behavior on DST’s part which, if not altered, would result in such a breach.

i.	DST may disclose the Trust Confidential Information, on a need-to-know basis, to the DST Representatives and to Third Party Vendors performing services for the Trust, provided that DST shall inform each such DST Representative to whom any Trust Confidential Information is so communicated of the duty of confidentiality regarding that information under this Agreement and impose on

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that DST Representative the obligation to maintain the confidentiality of the Trust Confidential Information in accordance with this Section 23.

ii.	The parties agree that the Trust Confidential Information shall not be (i) used by DST or any DST representative other than in connection with providing the Services described in this Agreement, (ii) aggregated or commingled by DST or any DST Representative with DST or third party data, (iii) disclosed, sold, assigned, leased or otherwise provided to third parties by DST or any DST representative, or (iv) commercially exploited by or on behalf of DST or any DST Representative, without Trust’s prior written consent in each instance (such consent to be provided in Trust’s sole discretion). DST further acknowledges that it is aware (and that its DST Representatives who are provide services to the Trust hereunder have been or will be advised) that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

iii.	Notwithstanding the provisions of Section 23(A)(i), each Party may disclose any Confidential Information of the other Party that is required to be disclosed by law, judicial or arbitration process, or by governmental authorities (including, without limitation, any required disclosures to the SEC or equivalent bodies in other countries); provided that the disclosing Party gives the other Party an opportunity to (i) comment in a reasonable period of time in advance on the form of disclosure to be made by the disclosing Party and (ii) to seek a court order prohibiting such disclosure. The disclosing Party will not permit the inspection of Confidential Information of the other Party, except (i) after prior notification to and written approval by the other Party, which approval shall not be unreasonably withheld and may not be withheld or delayed where the disclosing Party may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or (ii) when so requested by the other Party or an Authorized Person, or (iii) if the disclosing Party is advised by its legal counsel that the disclosing Party may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities. Nothing in the foregoing is intended to, nor does it, prohibit or deny to the disclosing Party the right to disclose information requested by the disclosing Party’s public accountants or other entities (subject to an appropriate confidentiality obligation) retained by the disclosing Party to assist the disclosing Party in the disclosing Party’s performance of Services or fulfillment of its obligations, as appropriate, hereunder.

B.	Without limiting the foregoing provisions of Section 23(A)(iii), the Trust agrees that, except as otherwise required by law, rule or regulation, the Trust will keep confidential all DST financial statements and other financial or operational records received from DST, the terms and provisions of this Agreement, all accountant’s reports relating to DST, and all manuals, systems and other technical information and data, relating to DST’s operations and programs furnished to it by DST pursuant to this Agreement and

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will not disclose the same to any person except at the request or with the consent of DST. Notwithstanding the foregoing, DST hereby authorizes the Trust to submit excerpts from this Agreement to the Financial Industry Regulatory Authority solely if and to the extent necessary to evidence transfer agent expenses for the purposes of its Cobra Desk Filing.

4.

i.	The Trust acknowledges that DST has proprietary rights in and to the TA2000 System used to perform services hereunder including, but not limited to the maintenance of securityholder accounts and records, processing of related information and generation of output, including, without limitation any changes or modifications of the TA2000 System and any other DST programs, data bases, supporting documentation, or procedures (collectively “DST Confidential Information”) which the Trust’s access to the TA2000 System or computer hardware or software may permit the Trust or its employees or agents to become aware of or to access and that the DST Confidential Information constitutes confidential material and trade secrets of DST. The Trust agrees to maintain the confidentiality of the DST Confidential Information.

ii.	The Trust acknowledges that any unauthorized use, misuse, disclosure or taking of DST Confidential Information which is confidential as provided by law, or which is a trade secret, residing or existing internal or external to a computer, computer system, or computer network, or the knowing and unauthorized accessing or causing to be accessed of any computer, computer system, or computer network, may be subject to civil liabilities and criminal penalties under applicable state law. The Trust will advise all of its employees and agents who have access to any DST Confidential Information or to any computer equipment capable of accessing DST or DST hardware or software of the foregoing.

iii.	The Trust acknowledges that disclosure of the DST Confidential Information may give rise to an irreparable injury to DST inadequately compensable in damages. Accordingly, DST may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available, and the Trust consents to the obtaining of such injunctive relief upon a proper showing of the occurrence of a breach of confidentiality by the Trust or of a course of behavior on the Trust’s part which, if not altered, would result in such a breach. All of the undertakings and obligations relating to confidentiality and nondisclosure, whether contained in this Section or elsewhere in this Agreement shall survive the termination or expiration of this Agreement for a period of five (5) years; provided, however, that the obligations set forth herein relating to the limitations on use and disclosure of Trade Secrets shall survive so long as such information continues to meet the definition of Trade Secrets. The term “Trade Secrets” means Confidential Information which is not commonly known by or available to the public, and which (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, and (ii)

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is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

D.	The provisions of this Section 23 shall not apply to any information if and to the extent such information was (i) independently developed by the receiving party as evidenced by documentation in such party’s possession, (ii) lawfully received by it free of restrictions from another source having the right to furnish the same, (iii) generally known or available to the public without breach of this Agreement by the receiving party or (iv) known to the receiving party free of restriction at the time of such disclosure. The parties agree that immediately upon termination of this Agreement, without regard to the reason for such termination, the parties shall forthwith return to one another or destroy all written materials and computer software which are the property of the other party.

E.	Each party shall use at least the same degree of care in maintaining the confidentiality of the other party’s Confidential Information as such party uses with respect to its own highly important proprietary or confidential information of a similar nature, and in no event less than reasonable care.

F.	In the event NorthStar or a Trust obtains information from DST or the TA2000 System which is not intended for NorthStar or a Trust, NorthSstar or a Trust agrees to (i) promptly, and in no case more than twenty-four hours after NorthStar or a Trust is aware, notify DST that unauthorized information has been made available to NorthStar or a Trust; and (ii) after identifying that such information is not intended for NorthStar or a Trust, not review, disclose, release, or in any way, use such unauthorized information; (iii) provide DST reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) to confirm to DST in writing that all such unauthorized information in NorthStar or a Trust’s possession or control has been delivered to DST or destroyed as required by this provision. In the event that DST has knowledge that NorthStar information has been provided to or received by another person for whom it was not intended, DST or the TA2000 System, as the case may be, shall promptly provide notice to NorthStar or the Trust of such unauthorized information and seek to obtain from such unauthorized recipient similar confirmations as provided above.

24.         Changes and Modifications.

A.	During the term of this Agreement DST will implement on behalf of the Trust, without additional cost, all modifications, enhancements, or changes which DST may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Trust, unless substantially all DST clients are charged separately for such modifications, enhancements or changes. The Trust agrees to pay DST promptly for modifications and improvements that are charged for separately at the rate provided for in DST’s standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist. If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged in accordance with terms of Section 6.E of this Agreement. In no event shall DST be obligated to implement or to use modifications, enhancements, or changes for which DST is entitled to a fee increase under this Section 24.B. which DST may make to the TA2000 System, the Trust be entitled to the benefits so provided, unless DST and the Trust shall have agreed to the additional fees applicable thereto.

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B.	DST shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Trust will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Trust in using or employing the TA2000 System or DST Facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Trust is given thirty (30) days prior notice to allow the Trust to change its procedures and DST provides the Trust with revised operating procedures and controls.

C.	All enhancements, improvements, changes, modifications or new features added to the TA2000 System (“Deliverables”), however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST. [The parties recognize that during the Term of this Agreement the Trust will disclose to DST, Confidential Information of the Trust and, from time to time, DST may partly rely on such Confidential Information of the Trust to design, structure or develop a Deliverable. Provided that, as developed, such Deliverable contains no Confidential Information of the Trust that identifies the Trust, (i) the Trust hereby consents to DST’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable or to incorporate into such Deliverable and that any such Deliverable, regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of DST and (ii) the Trust hereby grants DST a perpetual, nonexclusive license to incorporate and retain in such Deliverables Confidential Information of the Trust. All Confidential Information of the Trust shall be and shall remain the property of the Trust and shall remain protected under Section 23(A).

25.         Third Party Vendors. Except as otherwise specifically provided in the Agreement, nothing herein shall impose any duty upon DST in connection with or make DST liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Sprint, MCI and other delivery, telecommunications and other such companies not under the party’s reasonable control, and (c) third parties not under the party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the National Securities Clearing Corporation (processing and settlement services), Fund custodian banks (custody and fund accounting services) and administrators (blue sky and Fund administration services), and national database providers such as Choice Point, Acxiom, Lexis/Nexis or TransUnion and any replacements thereof, provided, if DST selected such company, DST shall have exercised due care in selecting the same. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

26.         Limitations on Liability. Notice is hereby given that, if the Trust is a trust under applicable state law, a copy of the Trust’s Trust Agreement and all amendments thereto is on file with the Secretary of State of the state of its organization; that this Agreement has been executed on behalf of the Trust by the undersigned duly authorized representative of the Trust in his/her capacity as such and not individually; and that the obligations of this Agreement shall only be binding upon the assets and property of the Trust and shall not be binding upon any trustee, officer or securityholder of the Trust individually.

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27.         Miscellaneous.

A.	This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of New York, excluding that body of law applicable to choice of law.

B.	All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

C.	The representations and warranties, and the indemnification extended hereunder, if any, are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

D.	No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto (the signature of a Vice President or more senior officer shall be required to bind DST).

E.	The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

F.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

G.	If any part, term or provision of this Agreement is by the courts held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

H.	This Agreement may not be assigned by the Trust or DST without the prior written consent of the other. DST may delegate or subcontract its obligations and duties under this Agreement, in whole or in part, to any domestic or foreign affiliate of DST; provided, however, that DST shall remain responsible for the performance of such obligations by any such affiliate.

I.	Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between the Trust and DST. It is understood and agreed that all services performed hereunder by DST shall be as an independent contractor and not as an employee of the Trust. This Agreement is between DST and the Trust and neither this Agreement nor the performance of services under it shall create any rights in any third parties. There are no third party beneficiaries hereto.

J.	The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but

31

the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

K.	This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof, whether oral or written.

L.	All notices to be given hereunder shall be deemed properly given if delivered in person or if sent by U.S. mail, first class, postage prepaid, or if sent by facsimile and thereafter confirmed by mail as follows:

If to DST:

DST Systems, Inc.

1055 Broadway, 7th Floor

Kansas City, Missouri 64105

Attn: Group Vice President-Full Service

Facsimile No.: 816-435-3455

With a copy of non-operational notices to:

DST Systems, Inc.

333 West 11th Street, 5th Floor

Kansas City, Missouri 64105

Attn: Legal Department

Facsimile No.: 816-435-8630

If to the Trust:

NorthStar Real Estate Income Trust, Inc.

NorthStar Real Estate Income II, Inc.

NorthStar Healthcare Income, Inc.

399 Park Avenue, 18th Floor

New York, New York 10022

Attn: Ronald J. Lieberman

Executive Vice President, General Counsel and Secretary

Facsimile No.: 212-547-2700

With a copy to:

NorthStar Asset Management Group Inc.

399 Park Avenue, 18th Floor

New York, New York 10022

Attn: Daniel Gilbert

Chief Investment and Operating Officer

Facsimile No.: 212-547-2700

or to such other address as shall have been specified in writing by the party to whom such notice is to be given.

M.	DST and the Trust (including all agents of the Trust) agree that, during the Term of this Agreement and for twelve (12) months after its termination, neither party will solicit for

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employment or offer employment to any employees of the other; provided, however, that the foregoing shall not apply to generalized searches for employees by use of advertisements in the media that are not targeted at employees of DST or the Trust, as the case may be, or their respective affiliates or to employees that approach DST or the Trust, as the case may be, directly.

N.	DST will not be precluded from offering services similar to those offered to the Trust(s) to other parties, including competitors of the Trust(s).

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

NORTHSTAR REAL ESTATE INCOME TRUST, INC.

By:

Name:
Title:

NORTHSTAR REAL ESTATE INCOME II, INC.

By:

Name:
Title:

NORTHSTAR HEALTHCARE INCOME, INC.

By:

Name:
Title:

DST SYSTEMS, INC.

By:

Name:
Title:

34

ADOPTION OF THE AGENCY AGREEMENT

DATED AS JULY 9, 2014

BY AND BETWEEN

(1) NORTHSTAR REAL ESTATE INCOME TRUST, INC.,

(2) NORTHSTAR REAL ESTATE INCOME II, INC.,

(3) NORTHSTAR HEALTHCARE INCOME, INC.,

(4) NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC.,

(5) NORTHSTAR CORPORATE INCOME MASTER FUND, AND

(6) ANY OTHER REAL ESTATE INVESTMENT PROGRAM SET FORTH

ON EXHIBIT A-2 TO

THE AGENCY AGREEMENT AND DST SYSTEMS, INC.

The undersigned hereby acknowledges receipt and review of a copy of the above-captioned Agency Agreement (the “Agency Agreement”) and hereby, as of the date hereof, executes, adopts and becomes a party to the Agency Agreement on the same terms and conditions as of the aforementioned entities as if the undersigned had been named in the Agency Agreement as a party and had actually affixed its signature upon the Agency Agreement. The attachment to the Agency Agreement of the attached new exhibit is hereby approved.

NAME:	CUSIP

NORTHSTAR REAL ESTATE CAPITAL INCOME MASTER FUND

ACCEPTED AND AGREED TO THIS _ 17th_ DAY OF February, 2016:

NORTHSTAR REAL ESTATE CAPITAL INCOME MASTER FUND

By:
Name:
Title:

NORTHSTAR REAL ESTATE CAPITAL INCOME FUND

By:
Name:
Title:

NORTHSTAR REAL ESTATE CAPITAL INCOME FUND T

By:
Name:
Title:

DST SYSTEMS, INC.

By:
Name:
Title:

EXHIBIT A.2 TO THE AGENCY AGREEMENT

DATED AS OF February 27th, 2016

LIST OF TRUSTS

NAME:	CUSIP

NORTHSTAR REAL ESTATE INCOME TRUST, INC.	66705J107

NORTHSTAR HEALTHCARE INCOME TRUST, INC.	66705T105

NORTHSTAR REAL ESTATE INCOME II, INC.	66705W207

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC.	66706F104

NORTHSTAR CORPORATE INCOME MASTER FUND	66706F203